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                                                                    EXHIBIT 99.1


PHYSICIAN SALES & SERVICE COMPLETES MERGER WITH RADIOLOGY AND IMAGING
DISTRIBUTOR

November 27, 1996, 8:15 AM EST

JACKSONVILLE, Fla.--(BUSINESS WIRE)--Nov. 27, 1996--Physician Sales & Service, Inc. (Nasdaq:PSSI) today announced that it completed the merger with Diagnostic Imaging, Inc. ("DII") of Jacksonville, Florida. DII distributes radiology and imaging equipment, chemicals and supplies, and provides technical service to the acute and alternate site markets through 13 locations in 5 southeastern states. DII reported $58 million in revenues for the twelve month period ended June 30, 1996.

The agreement is a stock-for-stock transaction, to be accounted for as a pooling of interest, by issuing approximately 662,000 shares of PSS's common stock. As part of the transaction, PSS also assumes approximately $4.9 million of outstanding DII debt.

Commenting on the merger, Patrick Kelly, Chairman and Chief Executive Officer, stated, "This transaction represents an important opportunity for PSS to expand our product offerings to the physician market, which accounts for approximately $1.2 billion in sales of radiology and imaging equipment, services and supplies. Currently, the radiology and imaging equipment, chemicals and supplies market totals approximately $4.1 billion. We plan to aggressively pursue consolidation opportunities in this niche market, which is comprised of over 450 distributors."

Mr. Kelly added, "We are also pleased to announce the appointment of Frederick
E. "Gene" Dell to President of DII. Gene has served as Regional Vice President of PSS since December 1993 and in various sales and management positions with PSS since April 1984. We believe Gene will provide DII with focus and commitment to complete customer satisfaction, attributes responsible for past and future successes of PSS."

PSS is a leading distributor of medical supplies, equipment and pharmaceuticals to primary care and other office-based physicians in the United States and distributes in Europe through WorldMed, Inc.


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